Exhibit 10.3

Execution Version

DIRECTOR DESIGNATION AGREEMENT

This DIRECTOR DESIGNATION AGREEMENT (this “Agreement”), dated as of January 11, 2022, is entered into by and among Falcon Minerals Corporation, a Delaware corporation (the “Company”), KMF DPM HoldCo, LLC, a Delaware limited liability company (“KMF Holdco”), Chambers DPM HoldCo, LLC, a Delaware limited liability company (“Chambers Holdco,” and together with KMF Holdco, “Kimmeridge”), Rock Ridge Royalty Company, LLC, a Delaware limited liability company (“Rock Ridge”), Royal Resources, L.P., a Delaware limited partnership (“Royal Resources”), Source Energy Leasehold, LP, a Delaware limited partnership (“Source Leasehold”), Permian Mineral Acquisitions, LP, a Delaware limited partnership (“Source Permian,” and together with Source Leasehold, the “Source Stockholders,” and collectively, with Kimmeridge, Blackstone, and Source Leasehold, the “Principal Stockholders”).

RECITALS

WHEREAS, DPM HoldCo, LLC, a Delaware limited liability company (“Sierra”), the Company, Falcon Minerals Operating Partnership, L.P., a Delaware partnership (“OpCo”) and Ferrari Merger Sub A LLC, a Delaware limited liability company (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Sierra (the “Merger”), with Sierra being the surviving entity and wholly owned subsidiary of OpCo; and

WHEREAS, as a condition precedent to the execution, delivery and performance of the Merger Agreement, and in connection with, and, except as set forth herein, effective upon, the closing of the transactions contemplated thereby (the “Closing”), the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“Blackstone” means Rock Ridge and Royal Resources.

“Board” means the Board of Directors of the Company.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Company.

“Common Stock” means the Class A Common Stock together with the Class C Common Stock.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder Director” means a director designated by a Principal Stockholder.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Effective as of immediately following the Closing, each person contemplated by Section 1.6(a) of the Merger Agreement shall be appointed a director of the Board and shall serve as a director until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

(b) The Company and the Principal Stockholders shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to include in the slate of nominees to be recommended by the Board for election as director at each applicable annual or special meeting of stockholders at which directors are to be elected the following individuals:

(i) if Kimmeridge and its Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, one nominee designated by Kimmeridge (the “Kimmeridge Director”);

(ii) if Blackstone and its Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, one nominee designated by Blackstone (the “Blackstone Director”);

(iii) if the Source Stockholders and their Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, one nominee designated by the Source Stockholders (the “Source Director”); and

(iv) If the applicable Principal Stockholder and its Affiliates collectively Beneficially Own less than 10% of the outstanding shares of Common Stock, such Principal Stockholder shall not be entitled to designate a nominee.

(v) For the avoidance of doubt, the rights granted to the Principal Stockholders to designate nominees are additive to, and not intended to limit in any way, the rights that the Principal Stockholders or any of their respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

(c) If the first annual meeting of stockholders at which directors are to be elected following the effective time of the Merger (the “First Post-Closing Meeting”) occurs in 2022, the Company and the Principal Stockholders shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to include in the slate of nominees to be recommended by the Board for election as director at the First Post-Closing Meeting the individuals set forth in Section 1.6(a)(iii) of the Merger Agreement (together, the “Ferrari Designees”).

(d) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate Section 2.1(b) and Section 2.1(c) shall include (A) including the Persons designated pursuant to Section 2.1(b) and named in Section 2.1(c) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors (or, if applicable, the First Post-Closing Meeting in the case of the Ferrari Designees), (B) nominating and recommending each such individual to be elected as a director as provided herein, and (C) soliciting proxies or consents in favor thereof. The Company is entitled to identify such individual as a Kimmeridge Director, a Blackstone Director or a Source Director, as applicable, pursuant to this Agreement.

(e) So long as a Principal Stockholder is entitled to designate a nominee pursuant to Section 2.1(b), subject to the Company’s certificate of incorporation, (i) such Principal Stockholder shall have the right to remove the Principal Stockholder Director (with or without cause) appointed by such Principal Stockholder, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and (ii) the Company shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to cause such removal.

(f) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by a Principal Stockholder or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time) of a Principal Stockholder Director, the Principal Stockholder entitled to appoint such Principal Stockholder Director shall be entitled to designate an individual to fill the vacancy so long as the total number of Persons that will serve on the Board as designees of such Principal Stockholder immediately following the filling of such vacancy will not exceed one. The Company shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to cause such replacement designee to become a member of the Board.

(g) In the event that a Principal Stockholder is no longer entitled to designate a nominee pursuant to Section 2.1(b), the Principal Stockholder Director appointed by such Principal Stockholder shall offer to tender his or her resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board.

Section 2.2 Restrictions on Other Agreements. Each Principal Stockholder shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock that is inconsistent with or conflicts with this Agreement.

Section 2.3 Existing Shareholders’ Agreement. Royal Resources hereby irrevocably and forever waives its right to designate a director to the Board pursuant to that certain Shareholders’ Agreement, dated as of August 23, 2018, by and among the Company, Royal Resources and the other parties thereto (the “Existing Shareholders’ Agreement”). The Company and Royal Resources acknowledge and agree that, subject to and effective upon the Closing, the Existing Shareholders’ Agreement shall terminate by virtue of this Section 2.3.

Section 2.4 Waiver of Corporate Opportunities.

(a) To the fullest extent permitted by law, (i) the Company hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (A) the Board or any director, (B) any stockholder of the Company, or (C) any Affiliate of any person or entity identified in the preceding clause (A) or (B), but in each case subject to the last sentence of this Section 2.4(a); (ii) no stockholder and no director, in each case, that is not an employee of the Company or its subsidiaries, will have any duty to refrain from (A) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its subsidiaries from time to time is engaged or proposes to engage or (B) otherwise competing, directly or indirectly, with the Company or any of its subsidiaries; and (iii) if any stockholder or any director (or any of their Affiliates), in each case, that is not an employee of the Company or its subsidiaries, acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity both for such stockholder or such director or any of their respective Affiliates, on the one hand, and for the Company or its subsidiaries, on the other hand, such stockholder or director shall have no duty to communicate or offer such transaction or business opportunity to the Company or its subsidiaries and such stockholder or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person or entity. The immediately preceding sentence and Section 2.4(b) shall not apply to any potential transaction or business opportunity that is expressly offered to a director of the Company or its subsidiaries, solely in his or her capacity as a director of the Company or its subsidiaries.

(b) In furtherance of the foregoing, in recognition and anticipation that (i) certain directors, principals, members, officers, employees or other representatives of the Principal Stockholders and their respective Affiliates may serve as directors of the Company or its subsidiaries, (ii) the Principal Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, now engages or may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, now engages or may engage and (iii) members of the Board who are not employees of the Company and their Affiliates that may be designated, nominated or elected by the Principal Stockholders or their respective Affiliates (the “Non-Employee Directors”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, now engages or may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, now engages or may engage, the provisions of this Section 2.4 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(c) None of (i) the Principal Stockholders or any of their respective Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in clauses (i) and (ii) above being referred to, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, subject to the last sentence of Section 2.4(a). Subject to the last sentence of Section 2.4(a), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d) To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Company or its subsidiaries unless (i) the Company or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the Company’s certificate of incorporation, (ii) the Company or its subsidiaries are legally able to, and are not contractually prohibited from, undertaking such transaction or opportunity, (iii) the Company or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iv) the Company or its subsidiaries have an interest or expectancy in such transaction or opportunity and (v) such transaction or opportunity would be in the same or similar line of business in which the Company or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 2.5 Reimbursement of Expenses. The Company shall reimburse the directors designated pursuant to Section 2 consistent with the Company’s reimbursement of its independent directors’ out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof.

Section 2.6 Indemnity Agreements. Simultaneously with any person designated in accordance with this Agreement becoming a director, the Company shall execute and deliver to each such director a director indemnification agreement, in the same form as the director indemnification agreements the Company executed with the Company’s independent directors, dated the date such director becomes a director of the Company.

Section 2.7 Pre-Closing Obligations. Prior to the earlier of the Closing or the date the Merger Agreement is terminated, each Principal Stockholder agrees (a) to be bound by Section 6.3 of the Merger Agreement as if it were Sierra, (b) to provide any information reasonably requested by Ferrari or Sierra for inclusion in the Proxy Statement and any filings with Governmental Entities contemplated by Section 6.2 of the Merger Agreement, (c) reasonably cooperate and execute any necessary documentation to effect the Sierra Reorganization (as defined in the Merger Agreement), so long as, unless otherwise consented to by such Principal Stockholder (which consent may be withheld, conditioned or delayed in its sole discretion), each of the Sierra Reorganization and each such documentation (i) is not adverse (other than in a immaterial manner) to such Principal Stockholder (in its capacity as a member in Sierra), (ii) does not disproportionately and adversely affect such Principal Stockholder (in its capacity as a member in Sierra) when compared to any other member in Sierra (in their respective capacity as a member in Sierra), (iii) results in the new parent of Sierra having the same limited liability company agreement as the current limited liability company agreement of Sierra (other than immaterial differences due solely to the change of entity name or other reasonable de minimis differences required by to reflect the formation of the entity and the contribution of Sierra to the entity) and Sierra being solely owned by the new parent and having a short form limited liability company agreement that is in the same form as the governing documents of Sierra’s other subsidiaries (without any liabilities or obligations therein for such Principal Stockholder in its capacity as such), and (v) will be promptly unwound if the transactions contemplated by the Merger Agreement are not consummated for any reason and (d) not to offer, pledge, sell, assign or transfer any of its Sierra Membership Units (other than to an Affiliate who agrees to be bound by the terms of this Agreement as a “Principal Stockholder”). For the avoidance of doubt, the Principal Stockholders shall have no obligations with respect to the Merger Agreement except as expressly set forth in this Section 2.7.

ARTICLE III

EFFECTIVENESS AND TERMINATION

Section 3.1 Effectiveness. Upon the Closing, this Agreement shall thereupon be deemed to be effective; provided, however, Section 2.7 shall be effective upon execution of this Agreement. To the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect, other than Section 2.7.

Section 3.2 Termination.

(a) This Agreement (other than Section 2.7) shall terminate upon the earlier to occur of (w) the dissolution, liquidation or winding up of the Company, (x) with respect to Kimmeridge, Blackstone and the Source Stockholders separately, the date on which Kimmeridge, Blackstone or the Source Stockholders cease to own at least 10% of the outstanding shares of Common Stock, (w) the termination of the Merger Agreement in accordance with its terms and (y) the written agreement of the parties.

(b) Section 2.7 shall terminate upon the earlier to occur of (x) the Closing, (y) the termination of the Merger Agreement in accordance with its terms and (z) the written agreement of the parties.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 4.1 prior to 5:00 p.m. in the time zone of the receiving party on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. in the time zone of the receiving party on any date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company, to:

Falcon Minerals Corporation

510 Madison Avenue, 8th Floor

New York, New York 10022

Attention: Bryan C. Gunderson

        Jeffrey F. Brotman

Email: BGunderson@Falconminerals.com; JBrotman@Falconminerals.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main St., Suite 3700

Houston, Texas 77002

Attention: Nick S. Dhesi; William N. Finnegan IV; Ryan J. Lynch

Email: Nick.Dhesi@lw.com; Bill.Finnegan@lw.com; Ryan.Lynch@lw.com

If to Kimmeridge, to:

c/o Kimmeridge Energy Management Company, LLC

412 W. 15th Street, 11th Floor

New York, New York 10011

Attention: Tamar Goldstein and Brett Riesenfeld

E-mail: tamar.goldstein@Kimmeridge.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: Katy Lukaszewski

E-mail: klukaszewski@sidley.com

If to Blackstone, to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: Erik Belz

Facsimile: (212) 583-5717

Electronic Mail: erik.belz@blackstone.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main St.

Houston, Texas 77002

Attention: Rhett A. Van Syoc and Michael W. Rigdon

Email: rhett.vansyoc@kirkland.com; michael.rigdon@kirkland.com

If to the Source Stockholders, to:

Source Energy Leasehold, LP

Permian Mineral Acquisitions, LP

3333 Welborn Street, Suite 400

Dallas, Texas 75219

Attention: Brandon Benson; Jared Sturdivant; Lesley C. Siebenhausen

E-mail: brandon@sourceminerals.net; jared@sourceminerals.net; lesley@sourceminerals.net with copies (which shall not constitute notice) to:

Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Kaj Vazales; Jordan Mikes

E-mail: kvazales@oaktreecapital.com; jmikes@oaktreecapital.com with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention: John Grand

E-mail: jgrand@velaw.com

Section 4.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder; provided, however, Sierra shall be a third party beneficiary of, and shall be entitled to enforce the terms of, Section 2.7.

Section 4.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Stockholders may each assign any of its respective rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 4.10 Directors’ and Officers’ Insurance. The Company shall maintain directors’ and officers’ liability insurance covering the Company’s and its subsidiaries’ directors and officers that is issued by reputable insurers, with appropriate policy limits, terms and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

FALCON MINERALS CORPORATION

By:	/s/ Bryan C. Gunderson
Name:	Bryan C. Gunderson
Title:	President and Chief Executive Officer

PRINCIPAL STOCKHOLDERS:

KMF DPM HOLDCO, LLC

By:	/s/ Noam Lockshin
Name:	Noam Lockshin
Title:	Manager

CHAMBERS DPM HOLDCO, LLC

By:	/s/ Noam Lockshin
Name:	Noam Lockshin
Title:	Manager

ROYAL RESOURCES, L.P.

By: Royal Resources GP L.L.C., its general partner

By:	/s/ Eric Belz
Name:	Eric Belz
Title:	President

ROCK RIDGE ROYALTY COMPANY LLC

By:	/s/ M. Christopher Doyle
Name:	M. Christopher Doyle
Title:	President and CEO

Signature Page to Director Designation Agreement

SOURCE ENERGY LEASEHOLD, LP

By: Source Energy Operating, LP, its general partner

By: Source Energy Manager, LLC, its general partner

By:	/s/ Brandon Benson
Name:	Brandon Benson
Title:	Managing Partner

PERMIAN MINERAL ACQUISITIONS, LP

By: Permian Mineral Acquisitions GP, LLC, its general partner

By:	/s/ Brandon Benson
Name:	Brandon Benson
Title:	Managing Partner

Signature Page to Director Designation Agreement